Exhibit 10.2

Execution Version

SHOPPING CENTER PURCHASE AND SALE AGREEMENT

THIS SHOPPING CENTER PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of June 4, 2014 (the “Effective Date”) by and between FREEWAY STATION INC., a Delaware corporation (“Seller”), and WHEELER INTERESTS, LLC, a Virginia limited liability company (“Purchaser”).

W I T N E S S E T H:

A. Seller is the owner of the Property (defined below).

B. Seller has agreed to sell and Purchaser has agreed to purchase the Property in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of $10.00 and the mutual covenants and agreements of each party to the other hereinafter set forth, and intending to be legally bound hereby, the parties do hereby mutually covenant and agree as follows:

ARTICLE I

DEFINED TERMS

The following terms shall have the meanings ascribed to them below when used in this Agreement:

1.1 Assignment and Assumption of Leases: an assignment and assumption of the Leases in the form of Exhibit 1.1 attached hereto and made a part hereof.

1.2 Assignment and Assumption of Contracts: an assignment and assumption of the Contracts in the form of Exhibit 1.2 attached hereto and made a part hereof.

1.3 Bill of Sale: a bill of sale in the form of Exhibit 1.3 attached hereto and made a part hereof.

1.4 Broker: Cassidy Turley.

1.5 Closing: the consummation of the transaction contemplated hereby.

1.6 Closing Date: the date that is 45 days after the expiration of the Inspection Period or such earlier date as may be agreed upon in writing by the parties.

1.7 Closing Statement: a closing statement showing the items and amounts to be prorated or adjusted between Purchaser and Seller hereunder.

1.8 Contracts: the contracts relating to the Property to which Seller is a party, as described on Exhibit 1.8 attached hereto and made a part hereof.

1.9 Data Room: the virtual Intralinks data room created by Seller and containing the Seller’s Documents and any other documents or materials posted therein during the term of this Agreement.

1.10 Deed: a deed in the form of Exhibit 1.10 attached hereto and made a part hereof.

1.11 Deposit: $100,000.00.

1.12 Evaluation Materials: all materials, documents, reports, studies and information furnished to or obtained or developed by Purchaser concerning the Property (both originals and copies thereof) other than the Seller’s Documents.

1.13 Inspection Period: the period commencing on the Effective Date and expiring at 5:00 pm Eastern Standard Time on the date that is 45 days thereafter.

1.14 Inspections: site, appraisal and other inspection analyses and studies of the Property, but expressly excluding any invasive testing of the Property such as, but not limited to, a so-called Phase II environmental site assessment.

1.15 Leases: all leases, licenses, or other written permissions to occupy the Property to which Seller is a party, with respect to the Tenants set forth on the Rent Roll.

1.16 List: OFAC’s Specially Designated and Blocked Persons List.

1.17 OFAC: the Office of Foreign Asset Control of the Department of the Treasury.

1.18 Order: Executive Order No. 13224 dated September 24, 2001 relating to “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism.”

1.19 Permitted Exceptions: (i) easements, restrictions, covenants and agreements of record including, but not limited to, those appearing in Schedule B-II of the Title Commitment not objected to by Purchaser in accordance with Section 4.2 below and those objected to by Purchaser but not removed by Seller or insured over by the Title Company; (ii) the Leases; (iii) liens or encumbrances securing liquidated amounts caused by parties other than Seller; (iv) Taxes which are a lien but not then due and payable; and (v) the facts and other matters that would be shown on an accurate ALTA/ACSM Land Title Survey of the Real Property.

1.20 Property: collectively, Seller’s right, title and interest in and to the Real Estate, all fixtures, equipment and personalty owned by Seller and located on or about the Real Estate, excluding therefrom only personalty owned by tenants, licensees or other occupants of the Real Property (a list of all such fixtures, equipment and personalty, if any, to be conveyed is attached hereto as Exhibit 1.20 and made a part hereof), the use of appurtenant easements, whether or not of record, strips and rights-of-way abutting, adjacent, contiguous, or adjoining the Real Estate, the Leases, and the Contracts.

1.21 Purchase Price: $10,450,000.00.

1.22 Real Estate: a certain parcel of real property of approximately 19.81 acres with approximately 156,834 square feet of improvements located in Stockbridge, Georgia as more particularly described on Exhibit 1.22 attached hereto and made a part hereof.

1.23 Real Property: the Real Estate and the improvements thereon commonly known as “Freeway Junction Shopping Center.”

1.24 Related Parties: all directors, officers, partners, members and employees of Purchaser and Purchaser’s attorneys, lenders and accountants.

1.25 Rent Roll: the rent roll contained in the Data Room and attached hereto as Exhibit 1.25.

1.26 Seller’s Documents: the documents and materials listed on Exhibit 1.26 attached hereto and made a part hereof (both originals and copies thereof).

1.27 Survey: a survey of the Property in such form as Purchaser may desire.

1.28 Taxes: all real and personal property taxes and assessments, special or otherwise, payable in lump sums or installments which constitute a lien against the Property, in whole or in part.

1.29 Tenants: tenants or occupants of the Property under the Leases.

1.30 Title Commitment: a Title Insurance Commitment issued by the Title Company in its capacity as title insurer, as Commitment No. NCS-652266-20-CHI2, committing to issue the Title Insurance Policy to Purchaser at Closing subject to the terms and conditions set forth therein and herein.

1.31 Title Company: First American Title Insurance Company, 30 North LaSalle Street, Suite 27000, Chicago, Illinois 60602, Attn: James W. McIntosh.

1.32 Title Insurance Policy: an owner’s title insurance policy in the amount of the Purchase Price naming Purchaser as the insured thereunder, subject only to the Permitted Exceptions.

ARTICLE II

PURCHASE AND SALE; PURCHASE PRICE; DEPOSIT

2.1 Subject to the terms and conditions herein contained, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the Property for the Purchase Price.

2.2 The Purchase Price shall be paid by Purchaser to Seller at the Closing by wire transfer of immediately available funds, subject only to the adjustments and prorations set forth in the Closing Statement.

2.3 On or before two (2) business days after the Inspection Period expires, unless this Agreement is terminated earlier by Purchaser, Purchaser shall deposit with the Title Company, in escrow, the Deposit by wire transfer of U.S. dollars. The Deposit shall be held in escrow, in an interest bearing account at a federally insured financial institution by Title Company pending the Closing and all interest earned thereon shall be deemed to be part of the Deposit. At and upon Closing, the Deposit shall be applied against the Purchase Price, or, if the transaction contemplated hereby is not consummated, delivered to Seller or Purchaser as provided herein.

ARTICLE III

INSPECTION OF PROPERTY

3.1 On or prior to the Effective Date, Seller has provided Purchaser with access to the Data Room which contains Seller’s Documents. Seller shall have the right to terminate Purchaser’s access to the Data Room upon any termination of this Agreement. Except for Seller’s representations and warranties expressly set forth in Article VII, Seller makes no warranty or representation of any kind with respect to the Seller’s Documents, including, but not limited to, their accuracy or whether or not the same are complete. In the event of the termination of this Agreement, Purchaser shall promptly thereafter destroy all copies of Seller’s Documents in its possession, however stored or maintained, and Purchaser shall cause all of the Related Parties to whom were delivered (in whatever format) any of Seller’s Documents likewise to destroy the same promptly after termination. The preceding sentence shall survive the termination of this Agreement.

3.2 Purchaser shall not interfere with the operation of the Property during the conduct of the Inspections. Purchaser shall not conduct a Phase II environmental site assessment or any other form of invasive testing or sampling without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed and may be subject to such reasonable conditions as Seller determines including, without limitation, requiring Purchaser not to disclose to Seller, its employees and representatives any information revealed by such Phase II testing. With regard to environmental matters only, Purchaser will not initiate contact with local, state or federal environmental agencies, except through Seller. Purchaser may elect to conduct a Phase I environmental site assessment of the Real Property. The Inspections may be conducted by Purchaser or any designee of Purchaser, including, without limitation, engineers, accountants, architects and Purchaser’s employees, and shall be conducted during normal business hours and upon reasonable prior notice to Seller or its designated agents; provided, however, Purchaser shall not interfere with the Tenants’ use of the Property. Purchaser may conduct interviews with any of the Tenants and no representative of Seller need be present. This Section 3.2 shall survive the termination of this Agreement.

3.3 Purchaser shall have the right during the Inspection Period to determine that it is satisfied, in its sole and absolute discretion, with the results of any of the tests, inspections or investigations relating to the Property or the operation thereof, and that the Property is suitable in all respects for Purchaser’s intended purposes or needs. In the event Purchaser does not, prior to the end of the Inspection Period, notify Seller in writing of the waiver of its right to terminate this Agreement pursuant to its review of the items as set forth in this Section 3, this Agreement shall automatically terminate without requirement of further action on the part of Purchaser or Seller. In the event of such termination, Purchaser shall immediately return to Seller any documents, plans, studies or other materials related to the Property that were provided by Seller to Purchaser, and so long as Purchaser is not in default hereunder, the Deposit shall be refunded to Purchaser and neither party shall have any further liability or obligations to the other hereunder provided; however, the indemnity contained in this Section 3 shall survive such termination of this Agreement.

3.4 (a) During such periods of time as Purchaser is allowed to enter the Real Property pursuant to the terms of this Agreement, Purchaser shall take all steps necessary to protect the Real Property from damage by reason of its activities and, in the event of any such damage to the Real Property, Purchaser shall promptly restore or cause to be restored that portion of the Real Property so damaged to the condition existing prior to such damage. Purchaser agrees to indemnify, defend and hold Seller and its affiliates and their respective partners, members, shareholders, officers, directors, employees, representatives and agents of each of the foregoing harmless from and against any and all claims, losses, damages, liabilities, costs and expenses (including, but not limited to, attorneys’ fees and costs) threatened or real, arising out of or resulting in any manner from the entry onto the Real Property by Purchaser, and any activities thereon by Purchaser, its agents, employees and contractors of activities, including, but not limited to, personal injury (including death) and property damage.

(b) Purchaser shall not permit any construction, mechanic’s, materialman’s or other lien to be filed against any of the Real Property as the result of any work, labor, service or materials performed or furnished, by, for or to Purchaser, its employees, agents and/or contractors. If any such lien shall at any time be filed against the Real Property, Purchaser shall, without expense to Seller, cause the same to be discharged of record by payment, bonds, order of a court of competent jurisdiction or otherwise, within thirty (30) days after the filing thereof. Purchaser shall indemnify, defend and hold harmless Seller and its affiliates and their respective partners, members, shareholders, officers, directors, employees, representatives and agents of each of the foregoing against any and all claims, losses, damages, liabilities, costs and expenses (including, but not limited to, attorneys’ fees and costs), arising out of the filing of any such liens and/or the failure of Purchaser to cause the discharge thereof as same is provided herein.

(c) Purchaser shall procure and continue in force and effect from and after the date Purchaser first desires to enter the Real Property, and continuing throughout the term of this Agreement, the following insurance coverages placed with a responsible insurance company licensed to do business in the State in which the Real Property is located having an A.M. Best’s rating of “A-IX” or better: comprehensive general liability insurance with a combined single limit of not less than $1,000,000.00 per occurrence or commercial general liability insurance with limits of not less than $1,000,000.00 per occurrence and $3,000,000.00 aggregate. To the extent such $3,000,000.00 limit of liability is shared with multiple properties, a per location aggregate shall be included. Seller and/or its designees shall be included as additional insureds under such comprehensive general liability or commercial general liability coverage. Purchaser shall deliver to Seller a certificate of such insurance evidencing such coverage prior to the date Purchaser enters the Property. Such insurance may not be cancelled or amended except upon thirty (30) days’ prior written notice to Seller. The minimum levels of insurance coverage to be maintained by Purchaser hereunder shall not limit Purchaser’s liability under this Section 3.4(c).

(d) This Section 3.4 shall survive the Closing and/or the termination of this Agreement.

3.5 (a) Purchaser hereby expressly acknowledges and agrees that Purchaser has or will have, prior to the end of the Inspection Period, thoroughly inspected and examined the Property. Purchaser hereby further acknowledges and agrees that, excepted as expressly stated in this Agreement, Purchaser is relying solely upon its Inspections and that Purchaser is purchasing the Property on an “AS IS”, “WHERE IS” and “WITH ALL FAULTS” basis, that except as expressly stated in this Agreement, without representations, warranties or covenants, express or implied, of any kind or nature including, but not limited to, the zoning of the Property, the tax consequences to Purchaser, the physical condition of the Real Property, environmental compliance, governmental approvals and compliance of the Real Property with applicable rules, regulations, ordinances and statutes. The express intention of Purchaser and Seller is that Purchaser shall purchase the Property from Seller without any representations, warranties or covenants, express or implied, from or of Seller except as expressly stated in this Agreement. Purchaser hereby waives and relinquishes all rights and privileges arising out of, or with respect to or in relation to, any representations, warranties or covenants, whether express or implied, which may have been made or given, or which may be deemed to have been made or given, by Seller except as expressly stated in this Agreement. Without limiting the generality of the foregoing, Purchaser hereby further acknowledges and agrees that warranties of merchantability and fitness for a particular purpose are excluded from the transaction contemplated hereby, as are any warranties arising from a course of dealing or usage or trade, and that Seller has not represented or warranted, and Seller does not hereby represent or warrant, that the Real Property now or in the future will meet or comply with the requirements of any health, environmental or safety code or regulation of the United States of America, the state where the Real Property is located, or any other authority or jurisdiction. Without limiting the generality of the foregoing, in the event Purchaser actually takes title to the Real Property, except as expressly stated in this Agreement, Purchaser hereby assumes all risk and agrees that Seller shall not be liable to Purchaser (or Purchaser’s successors and assigns) for, and Purchaser hereby expressly waives any claims it may have now or in the future against Seller on account of, any special, direct, indirect, consequential or other damages resulting or arising from or relating to the ownership, use, condition, location, maintenance, repair or operation of the Property. Nothing set forth in the preceding sentence shall be interpreted to negate or modify Seller’s obligations pursuant to Section 7.2 of this Agreement.

(b) Intentionally deleted.

3.6 Except as required by law, Purchaser agrees to keep confidential Seller’s Documents and the Evaluation Materials. None of Seller’s Documents or the Evaluation Materials shall be used or duplicated by Purchaser for any purpose other than Purchaser’s evaluation of a possible acquisition of the Property. Except as required by law, Purchaser agrees to keep all of Seller’s Documents and the Evaluation Materials strictly confidential; provided, however, that Seller’s Documents and the Evaluation Materials may be disclosed to the Related Parties on a need to know basis solely for purposes of evaluating the possible acquisition of the Property by Purchaser. Purchaser shall inform the Related Parties in writing prior to disclosure, of the confidential nature of the same and shall cause such Related Parties to keep same in the strictest confidence and to use the same only for the purpose of evaluating a possible purchase by Purchaser. Purchaser will direct the Related Parties to whom Seller’s Documents and/or the Evaluation Materials are made available to hold the same in strictest confidence and not to make any disclosures thereof and any such disclosures shall be deemed made by and be the responsibility of Purchaser. After full execution of this Agreement by the parties, either party shall be entitled to make a general public announcement (or press release) of the existence of this Agreement (but not the terms thereof) and the anticipated sale and purchase of the Property.

3.7 If Purchaser has not terminated this Agreement on or before the expiration of the Inspection Period, Seller shall use commercially reasonable efforts to cause Farmer Furniture, Ollie’s, Northern Tool & Equipment and Goodwill (collectively, the “Major Tenants”) and Tenants occupying 80% of the balance of the occupied area of the Real Property to execute and deliver to Purchaser an estoppel certificate substantially in the form attached hereto as EXHIBIT 3.7 and incorporated herein by reference; provided, however, if any lender to Purchaser requires a certain form of estoppel certificate, such lender form shall be utilized unless the applicable Leases provide for (i) forms of estoppel certificates which differ from the form attached as EXHIBIT 3.7, or (ii) statements to be provided in any form of estoppel certificate, in which case the form required or the statements required of Tenant under such Leases shall be deemed acceptable for purposes hereof. In the event that, at Closing, estoppel certificates in the form called for above (and not alleging any then ongoing default on Seller’s part and confirming the material business terms of the applicable Lease) from the aforementioned tenants have not been returned to Purchaser, then, Purchaser shall have the right to terminate this Agreement on notice thereof to Seller on or prior to the Closing Date, in which event, Purchaser shall receive a refund of the Deposit and shall be relieved of any and all liability under this Agreement, except such liability under this Agreement expressly stated herein to survive such termination.

3.8 If Purchaser has not terminated this Agreement on or before the expiration of the Inspection Period, Seller will use commercially reasonable efforts to deliver to Purchaser, prior to Closing, duly executed originals of subordination, nondisturbance agreements (the “SNDA Agreements”) from the Major Tenants and any Tenant that has recorded a Memorandum of Lease in the form required by any lender to Purchaser; provided, however, that if a form of SNDA Agreement is attached to or otherwise prescribed in an applicable Lease, then such form shall be deemed to be acceptable to

Purchaser. If all of the aforementioned SNDA Agreements have not been delivered to Purchaser in the required form without modification (unless Purchaser otherwise approves such modification(s)) within the aforesaid time period, then, Purchaser shall have the right to terminate this Agreement on notice thereof to Seller on or prior to the Closing Date, in which event, Purchaser shall receive a refund of the Deposit and shall be relieved of any and all liability under this Agreement, except such liability under this Agreement expressly stated herein to survive such termination.

3.9 If Purchaser has not terminated this Agreement on or before the expiration of the Inspection Period, Seller will use commercially reasonable efforts to deliver to Purchaser, prior to Closing, duly executed originals of estoppel certificates (“REA Estoppel”) from all parties subject to any Reciprocal Easement Agreement or Easement with Covenants and Restrictions or similar agreement (the “Restrictive Agreement”), if any, in the form attached hereto as Exhibit 3.9, by which the parties to the Restrictive Agreement shall certify that the Restrictive Agreement is in full force and effect, has not been modified or amended in any way, and to the best knowledge of the party giving the estoppel, the Seller is not in default under the applicable instrument and all amounts, if any, owing under the Restrictive Agreement have been paid in full by Seller. If all of the REA Estoppel certificates have not been delivered to Purchaser in the required form within the aforesaid time period, then such failure shall not constitute a closing condition and Purchaser shall be obligated to proceed with Closing.

3.10 It shall be an express condition precedent to Purchaser’s obligation to close the transaction contemplated by this Agreement that (A) Purchaser shall have secured a binding commitment, on or prior to the expiration of the Closing Date, for a mortgage loan to finance the acquisition of the Property (i) upon terms and in an amount which shall be to the complete subjective satisfaction of Purchaser, (ii) such application shall have been accepted by a lender of Purchaser’s choice, (iii) such lender shall have given final approval of such loan (i.e., issued a binding commitment to close the loan), (iv) all loan conditions shall be met, and (v) such loan shall be fully funded at Closing (the “Loan”). Purchaser shall make application for the Loan within five (5) business days after the Effective Date and Purchaser shall pursue obtaining same with due diligence and in good faith. Purchaser shall keep Seller reasonably apprised of its efforts to obtain such commitment throughout the term of this Agreement; (B) Title to the Real Property shall be as required herein, free and clear of all liens and encumbrances, and subject to no exceptions other than the Permitted Exceptions, and the Escrow Agent shall be prepared to issue an owner’s title insurance policy pursuant to the Title Commitment insuring the title to the Real Property, subject only to the Permitted Exceptions, in the amount of the Purchase Price and with such endorsements as Purchaser shall require (provided such endorsements are available in the State of Georgia); (C) Seller shall have performed, observed and complied, in all material respects, with all covenants, agreements and conditions required by this Agreement to be performed by, observed and complied with on its part either on or prior to the Closing Date; (D) all of Seller’s representations and warranties contained herein shall be true and correct in all material respects as of the Closing Date and Seller will deliver to Purchaser at Closing a certificate to that effect; (E) except as described in Article IX and/or Article X herein, the physical condition of the Property shall not have materially changed since the Effective Date; (F) the Major Tenants of the Leases shall be occupying the Property and operating their business therefrom, none of the Major Tenants shall be a debtor in bankruptcy, and none of the Major Tenants shall be in material default in the payment of rent or performance of any other material obligation; and (G) Seller shall have received the Estoppel Certificates and SNDA Agreements as required pursuant to this Agreement. If such condition(s) is/are not satisfied by the Closing Date, then, Purchaser shall have the right, on notice thereof to Seller on or prior to the Closing Date, to either (i) waive such conditions and proceed to Closing regardless of such failure(s) (and without Seller liability for such failure(s)) or (ii) terminate this Agreement and in such event Purchaser shall receive a refund of the Deposit and shall be relieved of any and all liability under this Agreement, except such liability under this Agreement expressly stated herein to survive such termination; provided, further, if the condition outlined in this Section 3.10(A) is not satisfied by the Closing Date, then, Seller shall have the right to terminate this Agreement on notice thereof to Purchaser on or after the Closing Date, in which event, Purchaser shall receive a refund of the Deposit and shall be relieved of any and all liability under this Agreement, except such liability under this Agreement expressly stated herein to survive such termination.

ARTICLE IV

TITLE AND SURVEY MATTERS

4.1 As evidence of title, Seller shall deliver to Purchaser as part of Seller’s Documents, the Title Commitment and the underlying documents noted therein as exceptions to title (other than any such documents evidencing the security granted by Seller with regard to its financing secured by the Property which shall be paid and discharged of record upon Closing). Purchaser shall have the right, at its sole cost and expense, to obtain the Survey.

4.2 If written objections to title to the Real Property or survey matters (with reasonable specificity) are made by or on behalf of Purchaser before the expiration of the Inspection Period that title to the Real Property is not acceptable due to exceptions which are not Permitted Exceptions, Seller shall have seven (7) days following the date that it receives written notice of such objections in order to provide Purchaser with a revised Title Commitment evidencing that such objections have been remedied and/or that at Closing the Seller will remedy or will have remedied such objections; provided, however, it is expressly understood that Seller shall have no obligation to effect the cure of any such objections. If Seller is unable or unwilling to obtain such revised Title Commitment or commit to remedy such exceptions within such seven (7) day period (or fails to timely respond within such 7-day period), then Purchaser shall have the option (a) to proceed with the purchase of the Property, in which event the Permitted Exceptions shall be deemed to include such objections; or (b) to terminate this Agreement and receive a refund of the Deposit, in full termination of any and all liabilities and rights of Purchaser and Seller under this Agreement (except those expressly provided herein to survive such termination) by delivery of notice of termination to Seller within 10 days of notice from Seller that Seller is unable or unwilling to obtain such revised Title Commitment or commit to remedy such exceptions.

ARTICLE V

CLOSING

Subject to Purchaser’s rights to terminate this Agreement pursuant to ARTICLE III, ARTICLE IV, ARTICLE VI, ARTICLE IX and ARTICLE X hereof, Closing shall occur on or before 1:00 pm Eastern Standard Time on the Closing Date (i.e., Seller shall have received all closing proceeds due Seller as of 1:00 pm eastern time on the Closing Date). At such time as the Title Company has all required executed documents and all required funds, and at such time as the Title Company is able and has committed to issue the Title Insurance Policy, the Title Company shall disburse the funds in its possession in accordance with a Closing Statement executed by Seller and Purchaser, then record all documents that are to be recorded and deliver the Closing documents to the respective parties thereto. At Closing, Seller shall deliver possession of the Real Property to Purchaser subject to the Permitted Exceptions as described in Exhibit 1.10.

ARTICLE VI

DEFAULTS

6.1 If Purchaser breaches this Agreement, then the Title Company shall deliver the Deposit to Seller as full compensation for its damages and as its sole remedy, given that the parties acknowledge and agree that actual damages are impossible to ascertain with any certainty but the Deposit is a reasonable estimate thereof. Notwithstanding the foregoing, the indemnities made by Purchaser set forth in Section 3.4, and Article XI hereof shall not be deemed limited by the foregoing limitation on remedies.

6.2 If Seller breaches this Agreement, subject to Seller’s cure rights described below, Purchaser shall, as its sole remedy, have the right: (a) to declare this Agreement terminated, in which event the Deposit shall be promptly returned to Purchaser following delivery of all Evaluation Materials by Purchaser to Seller, or (b) to seek specific performance of Seller’s obligations hereunder. Purchaser shall commence an action for specific performance, if at all, on or before the date that is forty five (45) days after the alleged breach, failing which Purchaser shall have no further right to seek specific performance and Purchaser’s sole remedy on account of any such breach shall thereupon be the termination of this Agreement and the return of the Deposit.

6.3 Notwithstanding Section 6.2 above, in the event of a default by either Purchaser or Seller, Seller or Purchaser shall have the right, but not the obligation, to cure, or attempt to cure the default before the other party may exercise its rights granted under Section 6.1 or Section 6.2 provided the other party commences to cure such default within ten (10) business days of receipt of written notice of such default from the other party and such defaulting party thereafter diligently pursues the cure, it being understood by Seller and Purchaser that the Closing Date will be extended for such time as the defaulting party requires to cure the default so long as the defaulting party uses diligence to complete such cure, but in no event shall the Closing be delayed for more than thirty (30) days pursuant to this Section 6.3.

ARTICLE VII

REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1 (a) Seller represents and warrants and covenants as follows:

(i) Rent Roll. The Rent Roll is a true and correct list, in all material respects, of the Leases presently in force and affecting the Property.

(ii) Leases. The Leases, and guarantees thereof, if any, delivered to Purchaser by Seller with Seller’s Documents (or prior thereto) are all of the lease documents and/or occupancy agreements with respect to the Property and, with respect to those Leases prepared and entered into by Seller, are true, accurate and complete copies of such Leases and guarantees thereof and, with respect to those Leases which Seller succeeded to upon its acquisition of the Property, are true and complete copies of the documents received by Seller. There are no oral understandings or side agreements with any tenant of the Property that has not been reduced to writing and which is not set forth among the Leases.

(iii) Non-Foreign Person. Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code.

(iv) Employees. Seller has no employees at the Real Property and is not a party to any collective bargaining agreement.

(v) Authority. Seller has the right to execute this Agreement and to sell the Property without obtaining the consent, approval, release or signature of any other party. The signatories hereto on behalf of Seller have been duly authorized to execute and deliver this Agreement and to bind Seller hereto. Seller has full power to consummate the transaction described in this Agreement, the execution and delivery of this Agreement by Seller and the consummation by Seller of the transaction described herein has been duly and validly authorized by all necessary action and the observance of all required formalities on the part of Seller such that this Agreement constitutes a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms.

(vi) No Conflict. Neither the execution and delivery of this Agreement nor the consummation by Seller of the transaction contemplated hereby will (A) conflict with or result in a breach of or default under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Seller is a party or by which it or the Property is bound, which in any event would have a material adverse effect on the ability of Seller to perform it obligations hereunder, or (B) violate any order, injunction, decree, statute, rule or regulation applicable to Seller or the Property.

(vii) PATRIOT Act. Neither Seller nor any Person having a ten percent (10%) or more direct or indirect beneficial interest in Seller, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of OFAC (including those named on the List) or under the Order.

(viii) Notices from Governmental Authorities. Seller has no knowledge of, and has received no written notice from, any governmental authority requiring any work, repairs, construction, alterations or installations on or in connection with the Property, or asserting any material violation of any federal, state, county or municipal laws, ordinances, codes, orders, regulations or requirements affecting any portion of the Property, including, without limitation, any applicable environmental laws or regulations. Except as has been disclosed to Purchaser, there is no action, suit or proceeding pending or, to the knowledge of Seller, threatened against or affecting Seller or the Property or any portion thereof or relating to or arising out of the ownership of the Property, in any court or before or by any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality.

(x) Environmental Matters. Seller warrants and represents that, to the best of its knowledge which knowledge is based solely and only on the environmental site assessment reports contained in the Data Room and except as may otherwise be indicated on such reports: (A) the Real Property is not now and have not ever been used for the purpose of disposal of, refining, generating, manufacturing, producing, storing, handling, treating, transferring, releasing, processing or transporting any petroleum, petroleum derived products and/or hazardous waste or hazardous substance and/or toxic waste or toxic substance, as such terms are defined in the Resource Conservation and Recovery Act of 1976, 42 USC 6901 et seq., as amended, the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 USC 9601 et seq., or the Superfund Amendments and Reauthorization Act, Public Law 99-499, as amended, or any other applicable federal, state or local environmental law, regulation, code or ordinance; (B) there are no pollutants, contaminants or hazardous or toxic wastes, substances or materials present (except those which occur solely due to their natural presence in the Property) in, on or under the Real Property; (C) the Real Property does not contain any underground storage tanks in, on or under the surface of any portion thereof and the Property has never contained any such tanks; and, (D) the Real Property is free from all asbestos, petroleum, petroleum derived products and other hazardous materials in excess of lawful limits.

(xi) Reciprocal Agreements. All amounts due and payable by Seller under any operating and reciprocal easement agreements affecting the Real Property have been paid and Seller has not received written notice of default under any such agreements which has not been cured, nor, to Seller’s knowledge, are any parties to such agreements in default under any of such agreements.

(xii) Financial Statements. To the best of Seller’s knowledge, the operating budget, operating statements, general ledgers, capital budgets, reconciliation statements, and all other financial statements delivered or to be delivered or made available for review and copying by Seller to Purchaser are true, accurate, and complete in all material respects. To the extent any such financial statements are prepared by third parties, to Seller’s knowledge, such financial statements are true, accurate, and complete in all material respects, and have been prepared in accordance with generally accepted accounting principles.

(b) Intentionally deleted.

(c) Except for Seller’s representations and warranties expressly set forth in Article VII, Seller has made no representations or warranties with respect to any aspect of Seller’s Documents, including, but not limited to, their truthfulness, accuracy or completeness, and/or with respect to any physical aspects of the Real Property and no such representations or warranties shall be deemed implied and Seller hereby disclaims any such representations or warranties. Purchaser hereby acknowledges that no such representations or warranties have been made and that none shall be deemed implied.

(d) From the Effective Date until the Closing or earlier termination of this Agreement, Seller shall not, without the prior written consent of Purchaser, such consent not to be unreasonably withheld, conditioned or delayed (and such consent to be deemed granted if no response to a request therefor has been received by Seller within five (5) days after request to Purchaser), enter into any new Lease or amend, modify or terminate any existing Lease. At Closing, all existing property management agreements, leasing agreements and broker agreements shall be terminated.

(e) From the Effective Date until the Closing or earlier termination of this Agreement, Seller shall conduct the business of the Property in the ordinary course, and will not: (i) transfer or convey the Property or enter into any agreement to do so; (ii) fail to maintain and repair the Property in at least the manner that Seller has done previously; (iii) change Seller’s existing policies of property insurance insuring the Property; or (iv) fail to comply with each and every material undertaking, covenant and obligation of the landlord under the Leases.

(f) From the Effective Date until the Closing, Seller agrees that it will: (i) manage and operate the Property customary with its past practices and maintain in full force and effect until the Closing Date all appropriate insurance policies; (ii) give prompt written notice to Purchaser, by overnight delivery from a recognized national carrier, and electronic mail, of any fire or other casualty affecting the Property after the Effective Date; (iii) deliver to Purchaser, promptly after receipt by Seller, copies of all written notices of violation issued by governmental authorities with respect to the Property received by Seller after the Effective Date through the Closing Date; and (iv) except as described in Article IX and/or Article X herein, deliver the Property on the Closing Date in substantially the same condition it is in on the Effective Date, reasonable wear and tear and all Tenant repair obligations excepted.

7.2 Survival: The representations and warranties (but none of the covenants) of Seller contained in this Agreement shall survive for a period (“Survival Period”) of nine (9) months after the Closing. In connection with the foregoing, to the extent claims of Losses (defined below) are not made to Seller in the form of a written notice on or before the expiration of the Survival Period, then, thereafter, any such claims shall be forever barred, waived, released and discharged. This Section 7.2 shall survive Closing. The limitations of Section 7.2 do not apply to the Deed to be delivered at Closing from Seller to Purchaser.

7.3 Indemnification by the Seller: Any limitation contained herein to the contrary notwithstanding:

(a) From and after the Closing, but subject to the terms of Section 7.2 above and Section 7.3(b) below, Seller shall indemnify and hold Purchaser and its affiliates and their respective partners, members, shareholders, officers, directors, employees, representatives and agents of each of the foregoing harmless from and against any and all costs, fees, expenses, damages, deficiencies, interest and penalties (including, without limitation, reasonable attorneys’ fees and disbursements) suffered or incurred by any such indemnified party in connection with any and all claims, losses, damages, liabilities, costs and expenses (collectively, “Losses”), arising out of, or in any way relating to breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement and discovered subsequent to Closing. The foregoing indemnity shall be deemed to include actual Losses only, and not punitive, indirect or consequential damages. In the event Purchaser becomes aware of any such Losses or the likelihood of such Losses, Purchaser shall give prompt written notice to Seller. In no event shall Seller be liable for any Losses relating to any breach of any representation or warranty contained herein, if Purchaser had knowledge, of such breach prior to Closing (“knowledge” being deemed to be actual knowledge) and Purchaser elects to proceed to Closing notwithstanding the same.

(b) In addition to the limitations set forth in Section 7.2, Purchaser acknowledges and agrees that (i) Seller shall have no liability to Purchaser for any Losses unless claims of Losses exceed, individually or collectively in the aggregate, the sum of $25,000.00 (the “Deductible”), in which event the amount of such valid claims in excess of the Deductible shall be actionable, up to the liability cap set forth in the following clause, (ii) recovery against Seller for any Losses shall be limited in all events to the sum of $500,000.00, less the Deductible, in the aggregate (the “Cap”), and (iii) in no event shall Purchaser be entitled to seek or obtain consequential, indirect or punitive damages. The foregoing Deductible and Cap shall not apply to the indemnification provided by Seller in ARTICLE XI hereof. The limitations of Section 7.3 do not apply to the Deed from Seller to Purchaser.

(c) This Section 7.3 shall survive Closing.

7.4 Purchaser represents and warrants as follows:

(a) Authority. Purchaser has the right to execute this Agreement and to purchase the Property without obtaining the consent, approval, release, or signature of any other party. The signatories hereto on behalf of Purchaser have been duly authorized to execute and deliver this Agreement and to bind Purchaser hereto. Purchaser has full power to consummate the transaction described in this Agreement, the execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transaction described herein has been duly and validly authorized by all necessary action and the observance of all required formalities on the part of Purchaser such that this Agreement constitutes a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

(b) No Conflict. Neither the execution and delivery of this Agreement nor the consummation by Purchaser of the transaction contemplated hereby will (i) conflict with or result in a breach of or default under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Purchaser is a party, which in any event would have a material adverse effect on the ability of Purchaser to perform it obligations hereunder, or (ii) violate any order, injunction, decree, statute, rule or regulation applicable to Purchaser.

(c) PATRIOT Act. Neither Purchaser nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of OFAC (including those named on the List) or under the Order.

ARTICLE VIII

CLOSING DOCUMENTS AND DELIVERIES

On the Closing Date, Seller shall execute and deliver to Purchaser (as required) and Purchaser shall execute and deliver to Seller (as required) the following:

8.1 Purchaser shall deliver to Seller the Purchase Price by wire transfer of immediately available funds.

8.2 Seller shall execute and deliver to Purchaser the Deed.

8.3 Seller shall execute and deliver to Purchaser the Assignment and Assumption of Leases. On the Closing Date, Seller shall deliver to Purchaser the originally executed Leases or copies thereof if the originals are not in Seller’s possession and control (unless previously delivered). Purchaser shall execute a counterpart of the Assignment and Assumption of Leases and deliver same to Seller at Closing.

8.4 Seller shall execute and deliver to Purchaser the Assignment and Assumption of Contracts for those Contracts that are assumable and must be assigned. On the Closing Date, Seller shall deliver to Purchaser the originally executed Contracts or copies thereof if the originals are not in Seller’s possession and control. Purchaser shall execute a counterpart of the Assignment and Assumption of Contracts and deliver same to Seller at Closing.

8.5 Seller shall deliver to Purchaser all existing plans and specifications in Seller’s possession relating to the Real Property.

8.6 Seller shall execute and deliver the Bill of Sale.

8.7 Seller shall deliver to the Title Company such evidence of Seller’s authority to enter into this transaction which is reasonably required by the Title Company.

8.8 Seller shall execute and deliver such affidavit as is acceptable to Seller in its commercially reasonable discretion as the Title Company may reasonably require to remove its standard printed exceptions relating to, among other things, construction liens and rights of parties in possession, but not with respect to matters of survey. Seller shall also execute the standard title affidavit and indemnity of the Title Company regarding gap coverage.

8.9 Seller shall deliver to Purchaser a notice to the Tenants of the change of ownership of the Property in the form of Exhibit 8.9 attached hereto and made a part hereof.

8.10 Seller shall deliver to the Title Company an affidavit stating that Seller is not a “Foreign Person” within the meaning of the Internal Revenue Code.

8.11 Seller and Purchaser shall execute and deliver to each other the Closing Statement showing the amounts by which the Purchase Price shall be adjusted as of the Closing Date and in the following manner:

(a) Purchaser shall pay the premium and all search and exam fees for the Title Insurance Policy and any endorsements Purchaser shall require. Purchaser shall pay all costs associated with the Survey. Purchaser shall pay all transfer taxes, intangible taxes and all recording fees for the recording of the security instrument required by its lender. Seller shall pay all transfer taxes, deed or documentary stamp or other transfer taxes, if any, associated with the delivery of the Deed. Seller shall pay all recording fees for the recording of the Deed. Purchaser and Seller shall each pay one half of any fee charged by any escrow company or title company for conducting the Closing.

(b) Real estate taxes for the Property (“Taxes”) shall be prorated on a fiscal year basis based upon actual tax bills or, to the extent not then available, based on 105% of the most recent ascertainable assessed values and tax rates. Seller shall pay Taxes attributable to the Property to, but not including, the Closing Date (except for those Taxes payable by Tenants directly to the Treasurer of the County in which the Real Property is located and taxed in accordance with the Leases) and Purchaser shall pay all Taxes attributable to the Property on and after the Closing Date.

(c) Purchaser shall receive credit for all security deposits currently held by Seller on the Closing Date (including all interest earned thereon if required by applicable laws) which Seller is required to have in its possession or control pursuant to the terms of any Lease.

(d) Seller shall pay all water, sewer, and utility charges, common area maintenance charges, and other operating expenditures through the day before the Closing Date. If final readings have not been taken, estimated charges shall be prorated between the parties and appropriate credits given.

(e) Base and percentage rentals paid by Tenants and received by Seller prior to the Closing Date shall be prorated between the parties with rentals applicable to the period from and after the Closing Date allocated to Purchaser. After the Closing Date, Purchaser shall use good faith best efforts to collect from Tenants delinquent rents and other charges due Seller, but shall not be under any obligation to collect same, and such rents and other charges shall remain the property of Seller, provided, however, Seller covenants and agrees, which covenant and agreement shall survive Closing, not to sue or otherwise asset a claim under any Lease against any Tenant of the Property that at the time of assertion of the claim, is a Tenant at the Property or is otherwise obligated to Purchaser under a lease for any portion of the Property. To the extent that, after the Closing Date, Purchaser actually receives payment from such Tenants of the delinquent rents and charges pertaining to the time periods prior to Closing, Purchaser agrees to remit such payments to Seller within ten (10) days after Purchaser’s receipt thereof. All monies received after Closing from a Tenant in arrears at Closing shall be first applied to current rent, then to arrearages and any other amounts owing to Seller. Until collected or the expiration of the 12th full calendar month after Closing, Purchaser shall provide to Seller on or before the 10th day of each such calendar month a written statement of its collections with respect to rents and other charges which are delinquent as of Closing for the calendar month immediately preceding Closing.

(f) All utilities, real estate taxes, operating expenses and other apportionable income and expenses paid or payable by Seller, including without limitation, Common Area Maintenance charges due under the Leases (collectively “CAM Charges”), shall be apportioned pro rata on a per diem basis as of 12:01 A.M. on the date of Closing. Seller shall use its best efforts to cause any and all public utilities serving the Property to issue final bills to Seller on the basis of readings made as of Closing and all such bills shall be paid by Seller. At Closing, Purchaser and Seller shall perform a final reconciliation of the CAM Charges due under the Leases for the calendar year up to the date of Closing (the “Short Year”) as follows: (i) Purchaser shall pay to Seller the amount by which the CAM Charges and taxes actually paid by Seller during such Short Year exceed that portion of funds Seller collected from tenants for CAM Charges and taxes (which are not otherwise paid directly by such tenants) during the Short Year, or (ii) Seller shall pay to Purchaser the amount by which that portion of funds Seller collected from tenants for CAM Charges and taxes (which are not otherwise paid directly by such tenants) during the Short Year exceeds the CAM Charges and taxes actually paid by Seller during such Short Year. Seller shall provide all relevant information regarding such final reconciliation of the CAM Charges to Purchaser at least ten (10) business days prior to Closing.

(g) Any amounts payable by or to Seller under any of the Contracts assigned hereunder shall be prorated between the parties as of the Closing Date and appropriate credits given, with Purchaser attributed with the period of time from and after Closing.

Except for any amounts for delinquent rents to which Seller may entitled under this Section 8.11 after Closing, all prorations shall be final and neither the obligation to prorate, nor the amount of any such prorations, shall survive Closing.

ARTICLE IX

DAMAGE

In the event that any improvements located upon the Property shall be damaged or destroyed by fire, storm or other casualty before the Closing Date and the cost to repair such casualty shall exceed $250,000.00, then Purchaser shall have the right to terminate this Agreement by providing to Seller a written notice of termination within fifteen (15) days after receiving notice of such fire, storm or other casualty and upon such termination, anything herein contained to the contrary notwithstanding, and, the Deposit shall be refunded to Purchaser. In the event Purchaser shall not elect to terminate this Agreement or in the event Purchaser fails timely to terminate this Agreement pursuant to the foregoing or in the event of any damage or destruction to such improvements the cost of repair for which is less than $250,000.00 (for which no termination right shall apply under this Article IX), Purchaser shall be entitled to receive at Closing an absolute assignment from Seller of any interest Seller may have otherwise had in the proceeds of any insurance on the Property (including any rent loss insurance allocable to the period from and after the Closing Date) less any costs incurred by Seller in securing such proceeds and/or adjusting the loss and/or in undertaking any required repairs and Purchaser shall proceed with the Closing on the Property in its then “as-is” condition with no reduction in the Purchase Price.

ARTICLE X

CONDEMNATION

10.1 In the event that, between the Effective Date and the Closing Date, any condemnation or eminent domain proceedings are initiated which would result in the taking of any “material part” (as hereinafter defined) of the Real Property or the buildings and improvements located on the Real Estate, Purchaser may:

(a) terminate this Agreement by providing written notice to Seller and receive a refund of the Deposit (within the time periods provided for in Section 10.2 below); or

(b) proceed with the Closing, in which event Seller shall assign to Purchaser at Closing all of Seller’s right, title and interest in and to any award made in connection with any such condemnation or eminent domain proceedings, with the Property being in its then “as is” condition with no reduction to the Purchase Price.

10.2 Seller shall promptly notify Purchaser in writing if Seller has actual knowledge of the commencement or occurrence of any condemnation or eminent domain proceedings. Purchaser shall then notify Seller, within ten (10) days of Purchaser’s receipt of Seller’s notice, which of Purchaser’s rights Purchaser elects to exercise under Section 10.1(a) or Section 10.1(b). If Purchaser fails to make an election within such ten (10) day period, Purchaser shall be deemed to have elected to exercise Purchaser’s rights under Section 10.1(b). As used in this ARTICLE X, “material part” shall mean ten percent (10%) or more of the Real Property based upon value.

ARTICLE XI

BROKER

Purchaser represents and warrants that it has not been represented by any broker in connection with the purchase of the Property. Seller represents and warrants that it has been represented in this transaction by Broker and that Seller will be responsible for the commission due Broker in the event of Closing pursuant to a separate agreement between Seller and Broker. Seller and Purchaser shall indemnify and hold the other and the other’s affiliates and their respective partners, members, shareholders, officers, directors, employees, representatives and agents of each of the foregoing harmless from any loss, cost, liability or expense (including reasonable attorneys’ fees and costs) on account of the indemnifying party’s breach of this ARTICLE XI.

ARTICLE XII

MISCELLANEOUS

12.1 This Agreement and the exhibits attached hereto embody the entire agreement between the parties in connection with this transaction and there are no oral or parole agreements existing between the parties relating to this transaction which are not expressly set forth herein and covered hereby; this Agreement may not be modified except in writing signed by all parties.

12.2 Failure of either party to complain of any act or omission on the part of the other party, no matter how long the same may continue, shall not be deemed to be a waiver by such party to any of its rights hereunder. No waiver by any party at any time, expressed or implied, of any breach of any provision of this Agreement shall be deemed a waiver or a breach of any other provision of this Agreement or a consent to any subsequent breach of the same or any other provision. If any action by any party shall require the consent or approval of another party, such consent or approval of such action on any one occasion shall not be deemed a consent to or approval of said action on any subsequent occasion or a consent to or approval of any action on the same or any subsequent occasion.

12.3 The captions, section numbers and article numbers appearing in this Agreement are inserted only as a matter of convenience, and do not define, limit, construe or describe the scope or intent of such sections or articles of this Agreement nor in any way affect this Agreement.

12.4 No party other than Seller and Purchaser and their successors and assigns, shall have any rights to enforce or rely upon this Agreement, which is binding upon and made solely for the benefit of Seller and Purchaser and their successors and assigns, and not for the benefit of any other party.

12.5 All notices provided for or permitted to be given pursuant to this Agreement must be in writing. All notices to be sent hereunder shall be deemed to have been properly given or served: if hand delivered by courier, in hand when received; if mailed, on the third business day following the date upon which the same is deposited in the United States mail, addressed to the recipient of the notice, certified with return receipt requested; if by electronic mail, on the date sent (or the next business day after the date of transmission if the transmission day is not a business day) provided that the electronic mail was properly addressed and that a duplicate notice was forwarded via nationally recognized overnight courier guarantying next business day delivery; and, if by nationally recognized overnight courier guarantying overnight delivery, on the business day following the day such notice was deposited with such a courier, so long as the day of deposit was on a service day of such courier and prior to the last pick up for such day.

If to Seller:	Freeway Station Inc.
c/o Phillips Edison & Company
222 South Main Street, Suite 1730
Salt Lake City, Utah 84101
E-mail: jklier@phillipsedison.com
Attention: Jason Klier

With copies to:	Freeway Station Inc.
c/o Phillips Edison & Company
11501 Northlake Drive
Cincinnati, Ohio 45249
E-mail: jstaffilino@phillipsedison.com
Attention: Joel Staffilino

Freeway Station Inc.
c/o Phillips Edison & Company
11501 Northlake Drive
Cincinnati, Ohio 45249
E-mail: tbrady@phillipsedison.com
Attention: Tanya Brady

If to Purchaser:	Dave Kelly
WHLR REIT
2529 Virginia Beach Boulevard
Virginia Beach, Virginia 23452
E-mail: dkelly@WHLR.us
Attention: Dave Kelly

With a copy to:	Stuart A. Pleasants, attorney at law
2529 Virginia Beach Boulevard
Virginia Beach, Virginia 23452
E-mail: stuartpleasants@verizon.net

12.6 This Agreement shall be governed by the laws of the State in which the Real Property is located, without regard to choice of law rules.

12.7 This Agreement may be executed in any number of counterparts, each of which, when taken together, shall be deemed to be one and the same instrument. Executed copies of this Agreement may be delivered between the parties via telecopy or electronic mail.

12.8 Neither Purchaser nor Seller shall record this Agreement or any memorandum thereof in any public records. This Section 12.8 shall survive the termination of this Agreement.

12.9 Upon prior written notice to Seller, Purchaser may assign this Agreement or its rights hereunder, directly or indirectly, without the prior written consent of Seller, provided that any such assignment by Purchaser shall not release Purchaser from liability hereunder.

12.10 Except as otherwise expressly provided herein, no representations, warranties, covenants, agreements or other obligations in this Agreement shall survive the Closing or termination of this Agreement, and no action based thereon shall be commenced after the Closing Date.

12.11 Seller reserves the right to effectuate the sale of the Property by means of an exchange of “like-kind” property which will qualify as such under Section 1031 of the Code and the regulations promulgated thereunder. Seller expressly reserves the right to assign its rights, but not its obligations, hereunder to a qualified intermediary as provided in I.R.C. Reg. 1.1031(k)-1(g)(4) on or before the date of Closing. Upon written notice from Seller to Purchaser, Purchaser agrees to cooperate with Seller to effect a like-kind exchange, provided that such cooperation shall be subject to the following conditions: (a) such exchange shall not delay the date of Closing by more than fifteen (15) days and shall occur either simultaneously with the Closing or the sale proceeds payable to Seller shall be paid to a third party Title Company or intermediary and title conveyed to Purchaser, such that Purchaser shall not be required to participate in any subsequent closing, (b) Purchaser shall not be obligated to spend any sums or incur any expenses in excess of the sums and expenses which would have been spent or incurred by Purchaser if there had been no exchange, and (c) Purchaser shall not be obligated to acquire, accept title to or convey any property other than the property to be conveyed to Purchaser pursuant to this Agreement.

12.12 As used herein, the phrase “business days” shall be deemed to mean all days other than Saturdays, Sundays and legal holidays in the state in which the Real Property is located and those days on which banking institutions in such state are authorized by law to close for business.

[END OF TEXT – SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

SELLER:

FREEWAY STATION INC., a Delaware corporation

By:	/s/ Robin F. Myers
Name:	Robin F. Myers
Its:	President

PURCHASER:

WHEELER INTERESTS, LLC, a Virginia limited liability company

By:	/s/ Jon S. Wheeler
Name:	Jon S. Wheeler
Its:	Managing Member

Purchaser and Seller - Signature Page